Exhibit 99.1

Genworth Financial Announces Third Quarter 2024 Results

Strategic Highlights

•

Continued progress on the LTC[1] multi-year rate action plan (MYRAP) with $124M of gross incremental premium approvals; approximately $30B estimated net present value achieved from in-force rate actions (IFAs) since 2012

•	Expanded the CareScout Quality Network to 49 states through October, covering over 75% of the aged 65-plus Census population in the United States; on track to achieve 80% to 85% coverage by year-end

•	Executed $36M in share repurchases in the quarter; $144M executed year-to-date through October at an average price of $6.29 per share

•	Repurchased $17M in principal of holding company debt at a discount

Financial Highlights

•	Net income[2] of $85M, or $0.19 per diluted share, and adjusted operating income2,[3] of $48M, or $0.11 per diluted share

•	Enact reported adjusted operating income of $148M2; distributed $81M in capital returns to Genworth

•	U.S. life insurance companies’ RBC[4] ratio of 317%[5] reflects strong year-to-date statutory pre-tax income

•	Genworth holding company cash and liquid assets of $369M6 at quarter-end

Richmond, VA (November 6, 2024) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended September 30, 2024.

“Genworth made substantial progress against our strategic priorities in the third quarter, supported by strong performance and capital returns from Enact,” said Tom McInerney, President & CEO. “The expansion of the CareScout Quality Network is progressing ahead of schedule, and we are excited about our plan to bring a CareScout insurance offering to market next year to help meet increasing demand for long-term care funding solutions. While laying the foundation for future growth, we remain committed to returning capital to shareholders through our share repurchase program and advancing our multi-year rate action plan to improve the financial condition of our legacy LTC business.”

Consolidated Metrics (Amounts in millions, except per share data)	Q3 2024	Q2 2024	Q3 2023
Net income[2]	$85	$76	$29
Earnings per diluted share[2]	$0.19	$0.17	$0.06
Adjusted operating income[2,3]	$48	$125	$42
Adjusted operating income per diluted share[2,3]	$0.11	$0.28	$0.09
Weighted-average diluted shares	435.8	440.7	466.0

Consolidated GAAP Financial Highlights

•	Net income in the quarter was driven by Enact, which had very strong operating performance

•

Net investment gains, net of taxes, increased net income by $52 million in the current quarter, compared with net investment losses of $48 million in the prior quarter and $34 million in the prior year. The investment gains in the current quarter were driven primarily by mark-to-market adjustments on limited partnerships and equity securities

•

Changes in the fair value of market risk benefits and associated hedges, net of taxes, decreased net income by $17 million in the quarter driven primarily by an unfavorable change in interest rates, compared with increases of $6 million in the prior quarter and $19 million in the prior year

•

Net investment income, net of taxes, was $614 million in the quarter, down from $638 million in the prior quarter driven by lower income from policy loans and U.S. Government Treasury Inflation-Protected Securities (TIPS)

Enact

GAAP Operating Metrics (Dollar amounts in millions)	Q3 2024	Q2 2024	Q3 2023
Adjusted operating income[2]	$148	$165	$134
Primary new insurance written	$13,591	$13,619	$14,391
Loss ratio	5%	(7)%	7%
Equity[7]	$4,097	$3,942	$3,646

•

Current quarter results reflected a pre-tax reserve release of $65 million primarily from favorable cure performance. The prior quarter and prior year included pre-tax reserve releases of $77 million and $55 million, respectively

•	Net investment income of $62 million in the current quarter was up from $55 million in the prior year from higher yields and higher average invested assets

•	Primary insurance in-force increased two percent versus the prior year to $268 billion driven by new insurance written (NIW) and continued elevated persistency

•	Primary NIW was down six percent versus the prior year primarily driven by Enact’s lower estimated market share

•	New delinquencies increased 17 percent to 12,964 from 11,107 in the prior year primarily from continued seasoning of large, newer books

Capital Metric	Q3 2024	Q2 2024	Q3 2023
PMIERs Sufficiency Ratio5,[8]	173%	169%	162%

•	Enact paid a quarterly dividend of $0.185 per share in the current quarter

•	Estimated PMIERs sufficiency ratio of 173 percent, $2,190 million above requirements

Long-Term Care Insurance

GAAP Operating Metrics (Amounts in millions)	Q3 2024	Q2 2024	Q3 2023
Adjusted operating loss	$(46)	$(29)	$(71)
Premiums	$581	$564	$621
Net investment income	$483	$494	$482
Liability remeasurement gains (losses)	$(28)	$(43)	$(104)
Cash flow assumption updates	63	24	6
Actual to expected experience	(91)	(67)	(110)

•

Premiums increased versus the prior quarter primarily driven by seasonal trends typically observed in the third quarter and decreased versus the prior year primarily driven by lower renewal premiums as a result of benefit reduction elections in connection with IFAs and legal settlements and from policy terminations

•	Net investment income decreased from the prior quarter driven by lower TIPS income

•

Current quarter liability remeasurement loss included adverse actual to expected experience primarily from higher claims and lower terminations, partially offset by favorable cash flow assumption updates largely related to higher approval amounts of certain IFAs

•	Prior quarter included a $24 million pre-tax benefit from net insurance recoveries

Life and Annuities

GAAP Adjusted Operating Income (Loss) (Amounts in millions)	Q3 2024	Q2 2024	Q3 2023
Life Insurance	$(40)	$(23)	$(25)
Fixed Annuities	6	12	17
Variable Annuities	7	10	5

Total Life and Annuities	$(27)	$(1)	$(3)

Life Insurance

•	Current quarter results reflected unfavorable mortality

•	The prior year included an unfavorable after-tax impact of $9 million from a voluntary recapture of previously ceded reinsurance

Annuities

•	Current quarter results reflected unfavorable mortality and lower net spread income primarily from block runoff

U.S. Life Insurance Companies9 Statutory Results5 and RBC5

(Dollar amounts in millions)	Q3 2024	Q2 2024	Q3 2023
Statutory Pre-Tax Income (Loss)5,[10]	$(18)	$171	$30
Long-Term Care Insurance	(9)	106	21
Life Insurance	(29)	9	(40)
Fixed Annuities	3	18	32
Variable Annuities	17	38	17
GLIC Consolidated RBC Ratio[4,5]	317%	319%	291%

•	Statutory pre-tax income was $411 million year-to-date, with a pre-tax loss of $18 million in the current quarter

•

LTC results reflected a lower pre-tax benefit from IFAs and legal settlements as the Choice II legal settlement nears completion and the impact of higher new claims as the block ages; prior quarter included a benefit from net insurance recoveries

•

Life insurance results included unfavorable mortality and seasonal impacts versus the prior quarter; prior year included $45 million of pre-tax unfavorable impacts from recaptures of previously ceded reinsurance

•	Fixed annuities results reflected unfavorable mortality and lower net spread income primarily from block runoff

•	Variable annuity results included a net benefit from equity markets and interest rates, though lower than prior quarter

•	Current quarter estimated GLIC consolidated RBC ratio was 317 percent, down from the prior quarter due to higher required capital from investment in limited partnerships

Corporate and Other

•

The current quarter adjusted operating loss was $27 million, up from $10 million in the prior quarter primarily driven by timing of tax related items and $18 million in the prior year primarily driven by higher expenses related to CareScout growth initiatives

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q3 2024		Q2 2024		Q3 2023
Holding Company Cash and Liquid Assets[11]	$369	[6]	$281	[6]	$232

•	Cash and liquid assets of $369 million in the quarter, including $162 million of advance cash payments from the company’s subsidiaries held for future obligations

•	Cash inflows during the current quarter consisted of $81 million from Enact capital returns and $60 million from intercompany tax payments held for future obligations

•

Current quarter cash outflows included $36 million in share repurchases, $12 million related to debt servicing costs and the repurchase of $17 million in principal of holding company debt at a discount

Returns to Shareholders

•	In the third quarter of 2024, the company repurchased $36 million of its common stock at an average price of $6.38 per share leaving 428 million shares outstanding at the end of the quarter

•	Executed $503 million in share repurchases program-to-date through October at an average price of $5.54 per share

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call Information

Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, https://investor.genworth.com.

Genworth will conduct a conference call on November 7, 2024 at 9:00 a.m. (ET) to discuss its third quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 1689846; or

•	Webcast: https://investor.genworth.com/news-events/ir-calendar

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Prior to Genworth’s conference call, Enact will hold a conference call on November 7, 2024 at 8:00 a.m. (ET) to discuss its third quarter results, which will be accessible via:

•	Telephone: Click here to obtain a dial-in number and unique PIN for Enact’s live question and answer session; or

•	Webcast: https://ir.enactmi.com/news-and-events/events

Allow at least 15 minutes prior to the call time to register for the call.

Contact Information:

Investors:	Brian Johnson
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Use of Non-GAAP Measures

Management uses non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share” to evaluate performance and allocate resources. Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.

While some of these items may be significant components of net income (loss) determined in accordance with GAAP, the company believes that adjusted operating income (loss), and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss), among other key performance indicators, as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) or net income (loss) per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended September 30, 2024 and 2023, as well as the three months ended June 30, 2024 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

Statutory Accounting Data

The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.

This supplemental statutory data includes the company action level RBC ratio for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal U.S. life insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). The combined product level statutory pre-tax earnings are grouped on a consistent basis as those provided on page six of the statutory Annual Statements. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative economic benefit of approved and future rate actions contemplated in the company’s long-term care insurance multi-year in-force rate action plan; the timing of any future CareScout insurance offering; future financial performance, including the expectation that adverse quarterly variances between actual and expected experience could persist resulting in future remeasurement losses in the company’s long-term care insurance business; future financial condition of the company’s businesses; liquidity and new lines of business or new insurance and other products and services, such as those the company is pursuing with its CareScout business (CareScout); as well as statements the company makes regarding the potential occurrence of a recession.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the inability to successfully launch new lines of business, including long-term care insurance and other products and services the company is pursuing with CareScout;

•

the company’s failure to maintain self-sustainability of its legacy life insurance subsidiaries, including as a result of the inability to achieve desired levels of in-force rate actions and/or the timing of future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews, including reviews the company expects to complete in the fourth quarter of 2024);

•

the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing and the need to seek additional capital on unfavorable terms;

•

adverse changes to the structure or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions including as a result of elevated inflation, labor shortages and elevated interest rates, which could heighten the risk of a future recession; unanticipated financial events, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors; political and economic instability or changes in government policies, including U.S. federal tax laws or rates, and at regulatory agencies as a result of any change in administration due to the 2024 U.S. presidential election; and fluctuations in international securities markets;

•

downgrades in financial strength and credit ratings and potential adverse impacts to liquidity; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•	changes in tax rates or tax laws, or changes in accounting and reporting standards;

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•	the inability to retain, attract and motivate qualified employees or senior management;

•	the loss of significant key customers and distribution relationships by Enact Holdings;

•	the impact from deficiencies in the company’s disclosure controls and procedures or internal control over financial reporting;

•

the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine and the Israel-Hamas conflict), a public health emergency, including pandemics, or climate change;

•

the inability to effectively manage information technology systems (including artificial intelligence), cyber incidents or other failures, disruptions or security breaches of the company or its third-party vendors, as well as unknown risks and uncertainties associated with artificial intelligence;

•	the inability of third-party vendors to meet their obligations to the company;

•	the lack of availability, affordability or adequacy of reinsurance to protect the company against losses;

•	a decrease in the volume of high loan-to-value home mortgage originations or an increase in the volume of mortgage insurance cancellations;

•	unanticipated claims against Enact Holdings’ delegated underwriting program;

•	the impact of medical advances such as genetic research and diagnostic imaging, emerging new technology, including artificial intelligence and related legislation; and

•	other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 29, 2024.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions the reader against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended September 30,		Three months ended June 30, 2024
	2024	2023
Revenues:
Premiums	$874	$915	$855
Net investment income	777	801	808
Net investment gains (losses)	66	(43)	(61)
Policy fees and other income	163	158	167

Total revenues	1,880	1,831	1,769

Benefits and expenses:
Benefits and other changes in policy reserves	1,213	1,199	1,151
Liability remeasurement (gains) losses	34	116	39
Changes in fair value of market risk benefits and associated hedges	21	(24)	(8)
Interest credited	102	127	125
Acquisition and operating expenses, net of deferrals	259	228	229
Amortization of deferred acquisition costs and intangibles	62	65	60
Interest expense	28	30	30

Total benefits and expenses	1,719	1,741	1,626

Income from continuing operations before income taxes	161	90	143
Provision for income taxes	40	30	32

Income from continuing operations	121	60	111
Loss from discontinued operations, net of taxes	(3)	—	(1)

Net income	118	60	110
Less: net income attributable to noncontrolling interests	33	31	34

Net income available to Genworth Financial, Inc.’s common stockholders	$85	$29	$76

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.20	$0.06	$0.18

Diluted	$0.20	$0.06	$0.17

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.20	$0.06	$0.17

Diluted	$0.19	$0.06	$0.17

Weighted-average common shares outstanding:
Basic	430.8	460.5	436.4

Diluted	435.8	466.0	440.7

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended September 30,		Three months ended June 30, 2024
	2024	2023
Net income available to Genworth Financial, Inc.’s common stockholders	$85	$29	$76
Add: net income attributable to noncontrolling interests	33	31	34

Net income	118	60	110
Less: loss from discontinued operations, net of taxes	(3)	—	(1)

Income from continuing operations	121	60	111
Less: net income from continuing operations attributable to noncontrolling interests	33	31	34

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	88	29	77
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[12]	(66)	43	60
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges[13]	17	(26)	(10)
(Gains) losses on early extinguishment of debt, net[14]	(2)	—	7
Expenses related to restructuring	—	—	4
Taxes on adjustments	11	(4)	(13)

Adjusted operating income	$48	$42	$125

Adjusted operating income (loss):
Enact segment	$148	$134	$165
Long-Term Care Insurance segment	(46)	(71)	(29)
Life and Annuities segment:
Life Insurance	(40)	(25)	(23)
Fixed Annuities	6	17	12
Variable Annuities	7	5	10

Total Life and Annuities segment	(27)	(3)	(1)

Corporate and Other	(27)	(18)	(10)

Adjusted operating income	$48	$42	$125

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.20	$0.06	$0.17

Diluted	$0.19	$0.06	$0.17

Adjusted operating income per share:
Basic	$0.11	$0.09	$0.29

Diluted	$0.11	$0.09	$0.28

Weighted-average common shares outstanding:
Basic	430.8	460.5	436.4

Diluted	435.8	466.0	440.7

Footnote Definitions

[1]	Long-term care insurance.
[2]	All references reflect amounts available to Genworth’s common stockholders.
[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

[4]	Risk-based capital ratio based on company action level for Genworth Life Insurance Company (GLIC) consolidated.
[5]	Company estimate for the third quarter of 2024 due to timing of the preparation and filing of the statutory financial statement filing(s).
[6]	Includes approximately $162 million and $95 million of advance cash payments from the company’s subsidiaries held for future obligations in the third and second quarters of 2024, respectively.
[7]

Reflects Genworth’s ownership of equity including accumulated other comprehensive income (loss) and excluding noncontrolling interests of $944 million, $894 million and $822 million in the third and second quarters of 2024 and the third quarter of 2023, respectively.

[8]	The Private Mortgage Insurer Eligibility Requirements (PMIERs) sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.
[9]	Genworth’s principal U.S. life insurance companies: GLIC, Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY).
[10]	Net gain from operations before dividends to policyholders, refunds to members and federal income taxes for GLIC, GLAIC and GLICNY, and before realized capital gains or (losses).
[11]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[12]	Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $1 million for the three months ended June 30, 2024.
[13]

Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(4) million and $(2) million for the three months ended September 30, 2024 and 2023, respectively, and $(2) million for the three months ended June 30, 2024.

[14]	(Gains) losses on early extinguishment of debt were net of the portion attributable to noncontrolling interests of $2 million for the three months ended June 30, 2024.